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                                                                 EXHIBIT (a)(16)

                              BROADCOM CORPORATION

                    NOTICE TO CERTAIN EMPLOYEES OF DESIGNATED
                       AUTHORIZED COMPANY REPRESENTATIVE

As indicated in the document recently sent to you regarding the Tender Offer program for employee stock options, if you elect to tender any options you must deliver, before 5:00 pm Pacific Time on June 21, 2001, a properly completed and duly executed Letter of Transmittal to the Shareholder Services department in Irvine, or your designated authorized company representative, if applicable.

You are based in the __________________ office location, and therefore will be able to submit your Letter of Transmittal to the designated authorized representative for your location, ___________________. If you choose to submit your Letter of Transmittal to this individual rather than directly to Shareholder Services, you must do so prior to 5:00 pm on June 21, 2001. This designated authorized representative is not authorized to accept any employee's document after that time.

If you have any questions on this process, please contact Shareholder Services at (949) 585-6400.